SONIC FINANCIAL CORPORATION
                            TAX ALLOCATION AGREEMENT


         This Tax Allocation Agreement is entered into as of June 30, 1997, by and between Sonic Financial Corporation, a North Carolina corporation ("Sonic"), and Sonic Auto World, Inc., a Delaware corporation ("SAW").

                                R E C I T A L S:

         A. Sonic is the parent corporation of an affiliated group of corporations (the "Sonic Group") within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which affiliated group consists of Sonic, Town & Country Ford, Inc., a North Carolina corporation; Lone Star Ford, Inc., a Texas corporation; Frontier-Oldsmobile-Cadillac, Inc., a North Carolina corporation, FMF Management, Inc., a North Carolina corporation; SAW (hereinafter SAW and the members of the Sonic Group other than Sonic hereinafter referred to as the "SAW Group").

         B. It is contemplated that in connection with an internal restructuring of the Sonic Group and an initial public offering of common stock of SAW, the SAW Group will leave the Sonic Group.

         C. SAW and Sonic wish to agree with respect to certain federal income tax matters that may arise after the time the SAW Group leaves the Sonic Group.

         NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. PAYMENTS BY SAW TO SONIC WITH RESPECT TO SAW'S SEPARATE COMPANY FEDERAL INCOME TAX LIABILITY.

         With respect to any period commencing on or after January 1, 1993, during which any member of the SAW Group was includable in the consolidated federal income tax return filed or to be filed by Sonic, SAW shall pay to Sonic an amount equal to SAW's hypothetical separate return federal income tax liability computed for such period as follows ("Separate Return Liability"):

                  (a) In computing SAW's Separate Return Liability it shall be assumed that SAW is a parent of an affiliated group of corporations with respect to the SAW Group and that SAW files its own consolidated return under the Code for the SAW Group. To the extent applicable, references to SAW shall include all members of the SAW Group.

                  (b) It is agreed that the Separate Return Liability shall include any alternative minimum taxes which Sonic shall be assessed to the extent such taxes are based upon SAW's income.

                  (c) Each member of the SAW Group hereby agrees that they will not carryback from any taxable year in which they are not a member of the Sonic Group any net operating loss, net capital loss, tax credit or other tax carryover into any year in which they were a member of the Sonic Group except to the extent required by applicable law. If such carryback is required by law, Sonic will, if requested by SAW, file an amended return for such consolidated period and any refund, credit, or other benefit arising from the carryback shall be paid by Sonic to SAW pursuant to the provisions of Section 3 hereof, relating to refunds.

         Payment of amounts due hereunder shall be made in installments on such dates and in such amounts as if SAW was a separate taxpayer required to make federal corporate income tax estimate payments under the Code of its Separate Return Liability. The parties acknowledge that as of the date this Agreement is entered into SAW has paid Sonic all amounts due (subject to paragraph 3 below) for all years.

         2. INDEMNIFICATION BY SONIC.

         Subject to paragraphs 3 and 4 below, Sonic agrees to indemnify and hold SAW harmless from and against any and all federal income tax liabilities of the Sonic Group in excess of SAW's Separate Return Liability.

         3. ADJUSTMENTS TO SAW'S TAX LIABILITY.

         If, any adjustments are made to Sonic's consolidated federal income tax return for any period covered by this Agreement, whether by administrative or judicial process or by an amended return filed by Sonic (an "Adjustment"), which Adjustment causes any change in the Separate Return Liability of SAW computed as described in paragraph 1 above, SAW shall pay the amount of any increase in the Separate Return Liability to Sonic or to the Internal Revenue Service and Sonic shall pay the amount of any reduction in the Separate Return Liability to SAW. Sonic shall promptly give notice to SAW in the event of any Adjustment. Payments under this paragraph 3 shall be due within 30 days following notice by SAW that an Adjustment has become final and binding or has been otherwise agreed to by Sonic. In the event such Adjustment results in the payment or receipt of interest by Sonic, the payments due hereunder shall also include interest computed from the date such amount would have been originally due through the date of payment at the federal interest rate applicable to deficiencies under the Code.

         4. COMPUTATION OF APPORTIONED TAX ATTRIBUTES.

         In the event SAW shall cease to be a member of the Sonic Group, net operating loss carryovers, net capital loss carryovers, tax credit carryovers and other tax attributes under the Code shall be apportioned to SAW as provided in the Code and the applicable consolidated return regulations, the determination of which shall be made by Sonic. SAW shall take no position in any federal income tax return or in any administrative or judicial proceeding concerning any federal income tax return inconsistent with such determination by Sonic. The parties acknowledge that in the event of an Adjustment to the consolidated federal income tax returns of Sonic with respect to a period prior to the time that SAW leaves the consolidated group, the amount and nature of the apportioned federal income tax attributes available to SAW may be decreased, increased or otherwise affected. The parties acknowledge that neither party shall have any obligation to the other or be required to make any payment with respect to any utilization, reduction or affect on the federal income tax attributes that are apportioned to SAW when it leaves the Sonic Group.

         5. COOPERATION.

         Sonic and SAW shall promptly notify the other of any audit, examination or other proceeding which may affect the tax liabilities of either party and for which either party may reasonably be liable under this Tax Allocation Agreement; provided, however, that failure to give such notice does not relieve either party of its obligations under this Tax Allocation Agreement, except to the extent the other party is actually prejudiced thereby. Sonic and SAW shall, at their own expense, cooperate with respect to the preparation, negotiation, and conduct of any audit, examination, or other proceeding with respect to which, or as a result of which, the other may reasonably be liable under this Tax Allocation Agreement. Notwithstanding any provision in this Tax Allocation Agreement to the contrary, Sonic will not settle any issue that would give rise to a payment for which SAW would be liable (or a diminution of a refund or credit to which SAW would have been entitled) except in good faith and with due regard to the merits of the issue.

         6. MISCELLANEOUS.

                  A.       GOVERNING LAW.

                  The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of North Carolina.

                  B.       BINDING EFFECT.

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall survive the departure of the SAW Group or any member thereof from the Sonic Group to the extent SAW may owe amounts with respect to periods prior to the date of the departure, and to the extent SAW may be required to pay amounts to Sonic with respect to Adjustments and to the extent Sonic may be required to pay amounts to SAW with respect to Adjustments and indemnification pursuant to paragraph 2 above.

                  C.       CAPTIONS.

                  The captions used herein are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

                  D.       NOTICES.

                  Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by facsimile transmission or either registered or certified mail, postage prepaid, addressed as follows (or such other address for the party as shall be specified by like notice; provided that notice of change of address shall be effective only upon receipt thereof):

                  If to Sonic:                  Post Office Box 18747
                                                Charlotte, North Carolina  28218
                                                Attention:  William R. Brooks

                  If to SAW:                    Post Office Box 18747
                                                Charlotte, North Carolina  28218
                                                Attention: Theodore M. Wright

                  E.       COUNTERPARTS, FACSIMILE EXECUTION.

                  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument. Any execution may be by telefacsimile transmission and any such execution shall have the same force and effect as any original execution.

                  F.       ENTIRE AGREEMENT.

                  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  G.       AMENDMENTS.

                  No provision of this Agreement may be waived, amended, supplemented or modified orally, but only by an agreement in writing signed by the parties to this Agreement who intend to be bound by such waiver, amendment, supplement or modification.

                  H.       ACCESS TO INFORMATION.

                  Each party to this Agreement agrees to cooperate with the other parties to this Agreement regarding all reasonable requests made of a party to give any other party (and its professional advisors) access to tax and accounting records and information needed for the preparation of that party's financial statements or calculation of its tax liabilities.

         IN WITNESS WHEREOF, the parties have executed this Agreement all of the day and year first written above.


                                       SONIC FINANCIAL CORPORATION, A
                                       NORTH CAROLINA CORPORATION

                                       By:      /s/ William R. Brooks
                                           -----------------------------------
                                           William R. Brooks, Vice President



                                       SONIC AUTO WORLD, INC., A
                                       DELAWARE CORPORATION

                                       By:        /s/ Theodore M. Wright
                                           ------------------------------------
                                            Theodore M. Wright, Vice President